Citigroup Investments Corporate Loan Fund Inc.

Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was held to approve a new management agreement and subadvisory agreement. The following table provides the number of votes cast for, against, as well as the number of abstentions as to the matter voted on at the Special Meeting of Shareholders.

			        Voted	 Voted
Items Voted On		           For		Against	   Abstentions
New Management Agreement	     4,425,543	371,744	      181,655
New Subadvisory Agreement	     4,381,025	393,862          177,869

			Broker Non-Votes
			             0
			             0


Results of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Citigroup Investment Corporate Loan Fund Inc. was held on January 27, 2006, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:

				    Preferred
		     Common	      Shares
Nominee		       Shares	      Series A and B	 Total
Dwight B. Crane
For		    7,587,515.555	   2,530.000	7,590,045.555
Withheld	    364,010.000 	      30.000	  364,040.000

Paolo M. Cucchi
For		         N/A		   2,530.000   2,530.000
Withheld		  N/A	      30.000	          30.000

William R. Hutchinson
For		    7,587,841.555	   2,530.000	7,590,371.555
Withheld	      363,684.000 	      30.000	  363,714.000